Exhibit 10(e)

October 29, 2004

Mr. Jeremy M. Quick

9409 Koupela Drive

Raleigh, NC 27615

Dear Jerry:

I am pleased to confirm our offer to you of the position of Executive Vice President/CFO for Acuity Lighting Group, Inc. (“Acuity Brands Lighting” or “ABL”). This is an exciting opportunity for you, and I am confident that you will have a significant impact on the success of ABL. This letter confirms the details of our offer.

EFFECTIVE DATE

You will assume the duties of your new position effective no later than December 6, 2004.

COMPENSATION

Base Salary

Your base salary will be $24,167.00 per month, paid on a monthly basis and based on an annual salary of $290,000.00. Your compensation will be administered through the Acuity Brands Lighting payroll.

Annual Incentive Plan

In recognition of the bonus due you from your previous company in the amount of $57,633, Acuity Brands Lighting will pay you this amount in December 2004.

You will participate in the Acuity Brands Lighting Incentive Program, currently providing a bonus opportunity of 45% of salary at target. This bonus will be prorated from December 1, 2004 – August 31, 2005 and will be payable in November 2005.

Long-Term Incentive Plan

You will participate in the Acuity Brands, Inc. Long-Term Incentive Plan commensurate with others at the Executive level of ABL. A grant of 4,500 shares (subject to Board approval) will be awarded in January 2005. These shares will vest over 4 years ratably.

Sign-on Payment

ABL will provide with you a cash payment of $125,000.00 which was due you from your previous company. This payment will be made in two installments: $60,000 in March 2005 and $65,000 in March 2006. These payments and other scheduled payments outlined above are conditional upon being employed at ABL at the time of the scheduled payment.

Supplemental Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan under the standard provisions of the Plan.

Relocation

The company will cover the cost of selling your existing home, the closing cost of acquiring your home in Atlanta, movement of household goods and temporary living expenses until your house is sold.

401k Plan

You will be eligible to participate in the Acuity Brands, Inc. 401(k) Plan, which currently includes a company match of 60% of deferrals up to 6% salary.

Health Insurance and Benefits

You will be eligible for the Acuity Brands Lighting standard health insurance and benefit plans. Your medical coverage will become effective on the first of the month following your start date. The benefits include:

Medical

Prescription Drug Plan

Life Insurance

Short-term Disability

Long-term Disability

Flex Benefit Program

Voluntary Dental Program

Voluntary EyeMed Program

Vacation

You will be entitled to four (4) weeks vacation per calendar year.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Lighting Group, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment if your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability (as defined below), or termination by Acuity Lighting Group, Inc. for Cause (as defined below): you will receive a severance payment (payable in equal monthly installments) equal to your ten-current base salary for a period of twelve (12) months, subject to your execution of a release and severance agreement in a form acceptable to both parties.

For purposes of entitlement to a severance benefit, “Cause” shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, a breach of the Code of Business Conduct, insubordination, or gross malfeasance or habitual neglect of your duties for Acuity Brands Lighting and “Disability” shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as Executive Vice President/CFO, with or without reasonable accommodation for a period of one hundred eight (180) consecutive days.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as a generally applicable to officers of Acuity Brands Lighting at a multiple of 1.5 times base salary. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payment described above.

The base salary, annual incentive, long-term incentive, nonqualified retirement benefits, and any severance payment will be structured to ensure the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986.

We look forward to your joining Acuity Brands Lighting and to a long and mutually satisfactory relationship. This letter outlines your employment relationship with Acuity Brands Lighting; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

Sincerely,

/s/ Kenneth W. Honeycutt, Jr.
Kenneth W. Honeycutt, Jr. President and Chief Executive Officer

ACCEPTED AND AGREED TO THIS
2nd DAY OF NOVEMBER 2004.

/s/ Jeremy M. Quick
Jeremy M. Quick